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                                                                    EXHIBIT 10.1

                       PEOPLEPC EUROPE NV ("the Lender")
                     Registered Office, 1083 HJ Amsterdam,
                        the Netherlands, De Boelelaan 7



The Directors
PEOPLEPC INC
("the Borrower")
100 Pine Street, 11th Floor
San Francisco, CA 94111

November 9, 2001


Dear Sirs:

                                 Loan Facility

We refer to the payment of USD 2,000,000 ("the Loan") made to you on November 9, 2001. This agreement sets out the terms and conditions upon which we, as Lender, have agreed to make the Loan to you and you, as Borrower, have agreed to receive the Loan.

1         Drawing

          The Borrower confirms that it has drawndown and received the entire amount of the Loan on November 9, 2001, ("the Drawdown Date") .

2         Interest

          Interest shall accrue on the Loan during each Interest Period at the rate which is 1.1275% per annum above LIBOR in respect of such Interest Period. Accrued interest shall be payable by the Borrower to the Lender on the date of repayment of the Loan.

          "Interest Period" means a period of one month. The first Interest Period shall commence on the relevant Drawdown Date in respect of each payment and each subsequent Interest Period shall commence upon expiry of the previous Interest Period.

          "LIBOR", in respect of any Interest Period, means the offered rate for one month United States dollar deposits in the London Interbank Market at or around 11.00 a.m. on the first day of such Interest Period, derived from such source as the Lender may select. If at any time LIBOR cannot be ascertained a substitute rate of interest as determined by the Lender shall apply.

          Interest shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year.

3         Repayment

          The Loan is repayable, together with interest accrued thereon, upon demand made by the Lender to the Borrower.
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4         Payments

          If any payment would otherwise be due on a day which is not a business day it shall instead be due on the next following business day. In this letter "business day" means a day (other than a Saturday or a Sunday) on which banks are open for business in London. All payments shall be made in full without set-off or counterclaim.

5         Default Interest

          If any payment is not made in full on the due date the unpaid amount shall bear interest (after as well as before any judgment) at the rate which is one per cent. per annum above the rate referred to in paragraph 2.

6         Non-Waiver

          The Lender may grant extra time to the Borrower or any other person for the payment of any monies due hereunder or may reach any other compromise with the Borrower or any other person without affecting the Borrower's liability hereunder.

7         Notices

          Any demand or notice to be given under this letter shall be in writing and sent by first class prepaid letter addressed as follows:-

          (a)  if to the Lender to its registered office stated above;

          (b)  if to the Borrower to its registered office stated above.

          Any such notice or demand shall be deemed to have been served on the party to whom it is addressed on the first business day after despatch.
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8         Law and Jurisdiction

          This letter shall be governed by, and construed in accordance with, the internal laws the State of California, without regard to principles of conflict of laws.


PEOPLEPC EUROPE N.V.


By:       PEOPLEPC INC., a Delaware corporation, its sole director

By:       /s/: Nicholas Grouf
          ---------------------------------
          Nicholas Grouf
          Chairman and CEO

Acceptance

We confirm our acceptance of and agreement to the terms of this letter.

PEOPLEPC INC.


By:       /s/: Charles Ortmeyer
          ---------------------------------
          Charles Ortmeyer
          Senior Vice President and General Counsel